Exhibit 99.01
Diamond Foods Reports Fiscal 2007 Second Quarter Results
•	Snack sales increase 150% for quarter; Up 100% year to date
•	North American Retail sales increase 28% for quarter; 14% year to date;
•	Non-GAAP EPS of $0.12; $0.13 on a GAAP basis
•	Conference Call Today at 1.30 p.m. Pacific Time
STOCKTON, Calif., Mar 8, 2007/ — Diamond Foods, Inc. (Nasdaq: DMND), a leading branded food company specializing in processing, marketing and distributing culinary and snack products, today reported financial results for its fiscal 2007 second quarter.
Net sales grew 16% to $143.6 million for the three months ended January 31, 2007, compared to $124.2 million for the three months ended January 31, 2006. GAAP diluted earnings per share (EPS) were $0.13 compared to $0.20 for the prior year comparable period. Non-GAAP EPS for the quarter was $0.12.
For the six months ended January 31, 2007, net sales grew 4% to $313.1 million compared to $302.2 million for the prior year comparable period. GAAP EPS was $0.74 compared to $0.46 for the prior year comparable period. Non-GAAP EPS was $0.60 compared to $0.56 for the prior year comparable period.
Non-GAAP EPS excludes: a one time charge to cost of sales in the three months ended October 31, 2005 resulting from Diamond’s conversion from a cooperative to a public company; restructuring and other costs; and amounts related to the termination of Diamond’s defined benefit plan. Further details are provided below under the heading “About Diamond’s Non-GAAP Financial Measures.”
“We are encouraged by the increase in our snack sales in the quarter,” said Michael J. Mendes, President and CEO. “This growth reflects the positive response to our new advertising and promotional campaigns as well as the significant investments we have made to drive sales growth, including costs supporting the launch of three new Emerald products in December, the introduction of new packaging configurations and the repositioning of the Harmony line for growth and profitability.”
Recent Financial and Corporate Development Highlights
•	Launched three new Emerald “bold flavored” peanut products;
•	Initiated new advertising campaign focused on the “natural energy” provided by Emerald nuts;
•	Snack sales for the quarter increased by 150% to $21.2 million, driven by significantly higher displays, features and distribution in the mass merchandising channel;
•	Non-GAAP EPS of $0.12.
Fiscal 2007 Outlook
Diamond reiterates its fiscal 2007 guidance as follows:
•	North American retail sales growth of 15% for the year;
•	Snack sales for the year of $80 million;
•	Total sales growth in the range of 5% to 8%;

•	Gross margin for the year in the range of 15%;
•	Effective tax rate, excluding any discrete items, of 42%; and
•	Non-GAAP EPS in the range of $0.50 to $0.55, including the after-tax effects of stock-based compensation of $0.19 to $0.21 per share. This estimate of non-GAAP EPS excludes the effects of the previously announced termination of the defined benefit plan, gain on sale of facility and restructuring and other costs.
A reconciliation of GAAP EPS to non-GAAP EPS for fiscal year 2006 and the 2007 outlook is presented below:

	Fiscal 2006	2007 Outlook
	Actual	Low end	High end
	(in thousands, except per share information)

Net sales	$477,205	$501,000	$515,400

GAAP EPS	$0.47	$0.41	$0.46
After tax effects of:
Impact of NRV accounting for inventories	0.10	—	—
Impact of restructuring and other costs	0.13	0.02	0.02
Impact of tax credits and other tax adjustments	(0.23)	—	—
Impact of gain on sale of facility	—	(0.04)	(0.04)
Impact of pension termination expense	—	0.11	0.11

Non-GAAP EPS	$0.47	$0.50	$0.55

Financial Results
Net sales and other revenues by product line were (in thousands):

	Three months ended		Six months ended
	January 31,		January 31,
	2007	2006	2007	2006

Culinary	$61,657	$57,350	$129,378	$123,502

Snack	21,232	8,530	36,623	18,500

Inshell	18,083	12,955	45,640	44,163

Total North American Retail	100,972	78,835	211,641	186,165

North American Ingredient	17,606	20,275	39,775	44,811

International	24,267	24,328	60,248	69,336

Other	777	719	1,470	1,905

	$143,622	$124,157	$313,134	$302,217

Gross margin as a percentage of net sales was 14.2% and 15.0% for the three months ended January 31, 2007 and 2006, respectively. Gross margin per pound shipped decreased 8% to $0.370 in 2007 from $0.403 in 2006. This change reflects investments in introductory costs for new snack products and promotional activities and capacity expansion for all snack products as well as increased culinary sales in lower margin channels.
Gross margin as a percentage of net sales was 15.4% and 14.6% for the six months ended January 31, 2007 and 2006, respectively. Gross margin per pound shipped increased by 7% to $0.355 in 2007 from $0.333 in 2006. (data for the six months ended January 31, 2006 is presented on a non-GAAP basis, as discussed below.)
Selling, general and administrative expenses for the three months ended January 31, 2007 was $11.5 million compared to $9.0 million for the comparable prior year period, and includes $1.4 million and $1.1 million of stock based compensation for the three months ended January 31, 2007 and 2006, respectively. Selling, general and administrative expenses as a percentage of net sales were 8.0% in 2007 compared to 7.2% in 2006. Selling, general and administrative expenses for the six months ended January 31, 2007 was $23.0 million compared to $18.2 million for the comparable prior year period, and includes $2.6 million and $1.9 million of stock based compensation for the six months ended January 31, 2007 and 2006, respectively. Selling, general and administrative expenses as a percentage of net sales were 7.4% in 2007 compared to 6.0% in 2006. The increase in selling, general and administrative expenses for the three and six month periods ended January 31, 2007 is primarily related to additional sales and marketing costs and non-cash equity compensation expense.
Advertising expense for the three months ended January 31, 2007 was $5.1 million compared to $4.3 million for the comparable prior year period. Advertising expense for the six months ended January 31, 2007 was $8.4 million compared to $10.9 million for the comparable prior year period. This change principally reflects timing of advertising programs.
Restructuring and other costs totaled a net credit of $0.2 million and $0.9 million for the three and six months ended January 31, 2007, respectively, and related principally to 1) costs of closing Diamond’s Lemont, Illinois facility and consolidation of operations in the Fishers, Indiana facility, 2) reversal of excess contract termination costs and professional fees related to tax credits for prior years and 3) a gain on the sale of the Lemont facility.
For the six months ended January 31, 2007, Diamond recorded a gain on curtailment of defined benefit plan of $3.0 million related to Diamond’s decision to terminate a defined benefit plan. Upon final plan termination, which is expected in the third quarter, Diamond will record a $6.0 million charge, resulting in a net charge due to plan termination of $3.0 million. Both the $3.0 million gain on plan curtailment and $6.0 million charge on plan termination are one-time items and are substantially all non-cash.
Net interest and other expenses for the three and six months ended January 31, 2007 were $0.4 million and $0.7 million compared to $0.3 million and $0.5 million for the prior year comparable periods.
As of January 31, 2007, Diamond had approximately $25.0 million in cash and cash equivalents, no short-term bank borrowings, and 15.8 million common shares issued and outstanding.

Conference Call
Diamond will host a conference call and webcast today, March 8, 2007 at 1:30 p.m. Pacific Time to discuss fiscal second quarter 2007 results and recent corporate developments. The dial-in number for the conference call is 800-240-2134 for domestic participants and 303-205-0033 for international participants.
A taped replay of the conference call will be available beginning approximately one hour after the call’s conclusion, will remain available through March 15, 2007 at midnight Pacific Time, and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11084415#. To access the live webcast of the call, go to the Diamond Foods website at http://www.diamondfoods.com/. An archived webcast will also be available at http://www.diamondfoods.com/.

Financial Statements
Diamond’s financial results for the three and six months ended January 31, 2007 and 2006 were as follows (in thousands, except per share amounts):

	Three months ended		Six months ended
	January 31,		January 31,
	2007	2006	2007	2006

Net sales	$143,622	$124,157	$313,134	$302,217

Cost of sales	123,281	105,587	264,853	258,066

Cost of sales-NRV amount	—	—	—	2,770

Total cost of sales	123,281	105,587	264,853	260,836

Gross margin	20,341	18,570	48,281	41,381
Operating expenses:

Selling, general and administrative	11,512	8,998	23,045	18,188

Advertising	5,117	4,293	8,354	10,887

Restructuring and other costs, net	(190)	—	(854)	—

Gain on curtailment of defined benefit plan	—	—	(3,039)	—

Total operating expenses	16,439	13,291	27,506	29,075

Income from operations	3,902	5,279	20,775	12,306

Interest expense, net	290	248	571	272

Other (income), expense	112	3	82	216

Income before income tax expense	3,500	5,028	20,122	11,818

Income tax expense	1,470	1,951	8,451	4,667

Net income	$2,030	$3,077	$11,671	$7,151

Earnings per share:
Basic	$0.13	$0.20	$0.74	$0.46
Diluted	$0.13	$0.20	$0.74	$0.46

Shares used to compute earnings per share:

Basic	15,772	15,587	15,755	15,572

Diluted	15,772	15,587	15,755	15,611
Non-GAAP Financial Information
Diamond has provided the following non-GAAP financial information for the three and six months ended January 31, 2007 and 2006. In 2006, such information excludes a one-time charge to cost of sales as a result of the conversion from a cooperative to a public company in July 2005. This charge relates to the company’s use of net realizable value (NRV) accounting for certain inventories acquired prior to August 1, 2005. Starting August 1, 2005 Diamond began using the lower of cost or market method of valuing walnut inventories acquired subsequent to that date. As a result of using NRV accounting for certain inventories through July 31, 2005, these inventories were valued higher than they would have been under the lower of cost or market method. Therefore, the amount charged to cost of goods sold was higher as these inventories were sold. Diamond’s non-GAAP financial information for 2007 excludes restructuring and other costs and a gain on curtailment of a defined benefit plan.

	Three months ended		Six months ended
	January 31,		January 31,
	2007	2006	2007	2006
		(in thousands)

Net sales	$143,622	$124,157	$313,134	$302,217

Cost of sales	123,281	105,587	264,853	258,066

Gross margin	20,341	18,570	48,281	44,151
Operating expenses:

Selling, general and administrative	11,512	8,998	23,045	18,188

Advertising	5,117	4,293	8,354	10,887

Total operating expenses	16,629	13,291	31,399	29,075

Operating income	3,712	5,279	16,882	15,076

Interest expense, net	290	248	571	272

Other expense	112	3	82	216

Income before income tax expense	$3,310	$5,028	$16,229	$14,588

Reconciliation of GAAP to non-GAAP financial information (in thousands, except per share amounts):

	Three months ended		Six months ended
	January 31,		January 31,
	2007	2006	2007	2006
GAAP income before income tax expense	$3,500	$5,028	$20,122	$11,818

Adjustment to remove one time impact of accounting for certain inventories on NRV basis	—	—	—	2,770

Adjustments to remove restructuring and other costs and gain on curtailment of defined benefit plan	(190)	—	(3,893)	—

Non-GAAP income before income tax expense	3,310	5,028	16,229	14,588

GAAP income tax expense	1,470	1,951	8,451	4,667
Adjustment to reflect tax effects of Non-GAAP adjustments	(80)	—	(1,635)	1,108

Non-GAAP income tax expense	1,390	1,951	6,816	5,775

Non-GAAP net income	$1,920	$3,077	$9,413	$8,813

Non-GAAP EPS-diluted	$0.12	$0.20	$0.60	$0.56

Shares used in computing Non-GAAP EPS-diluted	15,772	15,587	15,755	15,611

About Diamond’s non-GAAP Financial Measures. This release contains non-GAAP financial measures of Diamond’s performance (“non-GAAP measures”) for different periods. Non-GAAP measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. Diamond’s non-GAAP measures do not reflect a comprehensive system of accounting, and differ both from GAAP financial measures and from non-GAAP measures used by other companies. Diamond urges investors to review its reconciliation of non-GAAP measures to GAAP financial measures, and its financial statements to evaluate its business.
Diamond believes that its non-GAAP measures provide meaningful information regarding operating results because they exclude amounts that Diamond excludes when monitoring operating results and assessing performance of the business. Diamond believes that its non-GAAP measures also facilitate comparison of results for current periods and business outlook for future periods. Diamond’s non-GAAP financial measures include adjustments for the following items:
•	A one-time charge that it incurred in connection with its conversion. As an agricultural cooperative association, Diamond was required to use net realizable value (NRV) accounting for certain inventories; as a for-profit corporation Diamond is required to use the lower of cost or market method to value all inventories. As a result of using NRV accounting, certain inventories were valued higher than they would have been under the lower of cost or market method. Therefore, as these inventories were sold, the amount charged to cost of goods sold was higher. Diamond excluded this charge because it is non-recurring and is not indicative of ongoing operations.
•	Restructuring and other costs which are principally related to the closure of Diamond’s Lemont facility and the costs incurred to consolidate operations in its Fisher’s facility, a gain on the sale of the Lemont facility, the estimated costs of terminating certain contracts and the professional service fees associated with tax credits for years prior to 2006 as discussed below. Diamond’s management believes it is useful to investors to exclude these amounts since they are non-recurring in nature and are not reflective of the operating results of Diamond on an on-going basis.
•	Amounts associated with curtailing and terminating its administrative pension plan due to its non-recurring nature.
•	Income tax benefits from tax credits related to years prior to 2006 since these items have a one-time impact.
Diamond’s management uses non-GAAP measures in internal reports used to monitor and make decisions about its business, such as monthly financial reports prepared for management. The principal limitation of the non-GAAP measures is that they exclude significant expenses required under GAAP. They also reflect the exercise of management’s judgments about which adjustments are appropriately made. To mitigate this limitation, Diamond presents the non- GAAP measures in connection with GAAP results, and recommends that investors do not give undue weight to them. Diamond believes that non-GAAP measures provide useful information to investors by allowing them to view the business through the eyes of management, facilitating comparison of results across historical and future periods, and providing a focus on the underlying operating performance of the business.
Note regarding forward-looking statements: This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those relating to Diamond’s business outlook and financial guidance. Our forward-looking statements are based on management’s current expectations, are not guarantees of future performance, and are subject to many risks and uncertainties that could cause actual results to differ materially from expectations. We presently consider the following to be among the important factors that could cause our actual results to differ materially from expectations: (1) Product recalls or concerns with safety and quality of food products could harm sales or cause consumers to avoid our products. (2) Our raw materials are subject to fluctuations in availability and price, and supply shortages, delayed crop harvests, and/or price increases could hurt our profitability. (3) We face intense competition from national and regional competitors, including in the snack food industry, and if we cannot compete effectively, we may lose customers or suffer reduced sales. (4) We depend on a few significant customers for a large proportion of our sales, and the loss of any of these customers or material decrease in their purchases could result in decreased sales. (5) Our growth depends on penetrating new distribution channels and expanding distribution in existing channels. (6) Changes in the food industry, including dietary trends and consumer preferences, could reduce sales of our products. (7) Acquisitions entail significant risks, including integration of acquired operations, diversion of management attention, risks of entering new markets and potential loss of key employees of acquired organizations. (8) We may not realize expected synergies or cost savings from the acquisition of assets from Harmony Foods Corporation. (9) Our international business exposes us to special risks, including trade restrictions, regulatory developments, currency rate fluctuations, and supply disruptions. (10) We expect costs associated with product processing and transportation, such as fuel, electricity, water and natural gas, to increase, which could reduce our margins and profitability. A detailed discussion of these and other risks that affect our business is contained in our SEC filings, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, particularly under the heading “Risk Factors.” Copies of our SEC filings are available online from the SEC or by contacting Diamond’s Investor Relations representatives at 415-896-6820 or by clicking on Investor Relations on Diamond’s website at http://www.diamondfoods.com/. All information in this release is current as of the date of this release. Diamond undertakes no duty to update any statement in light of new information or future events.
About Diamond
Diamond is a leading branded food company specializing in processing, marketing and distributing culinary nuts and snack products under the Diamond, Emerald and Harmony brands.